                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                               Netia Holdings S.A.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, PLN6.00 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64114B104
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)



                               Page 1 of 21 pages

-----------------------
  CUSIP No. 64114B104                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,237,297
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,237,297

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,237,297

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           4.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 21 pages

-----------------------
  CUSIP No. 64114B104                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,237,297
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,237,297

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,237,297

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           4.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 3 of 21 pages

-----------------------
  CUSIP No. 64114B104                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,039,333
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,039,333

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,039,333

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           3.9%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                                Page 4 of 21 pages

-----------------------
  CUSIP No. 64114B104                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,039,333
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,039,333

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,039,333

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           3.9%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 5 of 21 pages

-----------------------
  CUSIP No. 64114B104                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1994, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               96,350
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               96,350

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           96,350

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 21 pages

-----------------------
  CUSIP No. 64114B104                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1994, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               101,614
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               101,614

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           101,614

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 7 of 21 pages

-----------------------
  CUSIP No. 64114B104                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1994, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               197,964
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               197,964

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           197,964

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 8 of 21 pages

Item 1(a).         Name of Issuer:
                   Netia Holdings S.A.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   ul. Poleczki 13
                   02-822 Warsaw
                   Poland

Item 2(a).         Name of Persons Filing:
                   Goldman,  Sachs  & Co., The  Goldman  Sachs  Group, Inc.,  GS
                   Capital Partners, L.P.,  GS  Advisors, L.L.C.,  Stone  Street
                   Fund 1994, L.P.,  Bridge  Street  Fund 1994, L.P.  and  Stone
                   Street 1994, L.L.C..

Item 2(b).         Address of Principal Business Office or, if none, Residence:
                   85 Broad Street
                   New York, NY  10004


Item 2(c).         Citizenship:
                   Goldman, Sachs & Co. - New York
                   The Goldman Sachs Group, Inc. - Delaware
                   GS Capital Partners, L.P. - Delaware
                   GS Advisors, L.L.C. - Delaware
                   Stone Street Fund 1994, L.P. - Delaware
                   Bridge Street Fund 1994, L.P. - Delaware
                   Stone Street 1994, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, PLN6.00 par value

Item 2(e).         CUSIP Number:
                   64114B104

Item 3.            Not applicable.  This Schedule 13G was filed pursuant to Rule
                   13d-1(d).



                               Page 9 of 21 pages

Item 4.            Ownership.(1)(2)

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7.            Identification  and  Classification  of the Subsidiary  Which
                   Acquired the Security Being Reported on by the Parent Holding
                   Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable

--------------------------
     (1) Telia AB (publ), Danker Investments Limited, Trefoil Capital Investors,
Shamrock  Holdings Inc., E.M.  Warburg,  Pincus & Co. LLC, GS Capital  Partners,
L.P.,  Stone Street Fund 1994,  L.P. and Bridge  Street Fund 1994,  L.P.  and/or
certain  of  their  affiliates  (collectively,  the  "Shareholders")  and  Netia
Holdings  S.A.  are  parties  to a  shareholders  agreement  (the  "Shareholders
Agreement") pursuant to which each Shareholder has granted to the others a right of first  offer  on sales of  shares  by such  Shareholder.  As a result  of the
Shareholder  Agreement,  the  Shareholders may be deemed to constitute a "group"
within the meaning of Section 13(d) of the  Securities  Exchange Act of 1934, as
amended.  Neither the present  filing nor  anything  contained  herein  shall be construed as an  admission  that the Filing  Persons and any other  Shareholders constitute a "person" or "group"  under  Section  13(d) of the Exchange Act. The
Filing Persons disclaim beneficial ownership of any shares beneficially owned by the other  Shareholders,  and neither the present filing nor anything  contained herein shall be construed as an admission otherwise.

     (2) The Goldman Sachs Group, Inc.  ("GS  Group")  and  Goldman, Sachs & Co.
("Goldman  Sachs")  each  disclaim   beneficial   ownership  of  the  securities
beneficially  owned by (i) any client  accounts  with  respect to which  Goldman
Sachs or employees of Goldman  Sachs have voting or  investment  discretion,  or both and (ii) certain investment entities,  of which a subsidiary of GS Group or
Goldman Sachs is the general partner, managing general partner or other manager, to the extent  interests  in such  entities  are held by  persons  other than GS
Group, Goldman Sachs or their affiliates.



                               Page 10 of 21 pages



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000



GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name: Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS, L.P.                 GS ADVISORS, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1994, L.P.              BRIDGE STREET FUND 1994, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1994, L.L.C.

By:/s/ Roger S. Begelman
---------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact



                               Page 11 of 21 pages



                               INDEX TO EXHIBITS




Exhibit No.        Exhibit
-----------        -------

  99.1             Joint  Filing  Agreement,  dated  February 14, 2000,  between
                   Goldman,  Sachs & Co.,  The  Goldman  Sachs  Group, Inc.,  GS
                   Capital  Partners, L.P.,  GS Advisors, L.L.C.,  Stone  Street
                   Fund  1994, L.P.,  Bridge  Street  Fund 1994, L.P. and  Stone
                   Street 1994, L.L.C.

  99.2             Item 7 Information

  99.3             Power of  Attorney,  dated  December  21, 1998,  relating  to
                   Goldman, Sachs & Co.

  99.4             Power of Attorney, dated May 7, 1999, relating to The Goldman
                   Sachs Group, Inc.

  99.5             Power of  Attorney,  dated  January 31, 2000,  relating to GS
                   Capital Partners, L.P.

  99.6             Power of  Attorney,  dated  February 1, 2000,  relating to GS
                   Advisors, L.L.C.

  99.7             Power of Attorney, dated December 16, 1999, relating to Stone
                   Street Fund 1994, L.P.

  99.8             Power of  Attorney,  dated  December 16,  1999,  relating  to
                   Bridge Street Fund 1994, L.P.

  99.9             Power of Attorney, dated December 16, 1999, relating to Stone
                   Street 1994, L.L.C.



                               Page 12 of 21 pages

                                                                  Exhibit (99.1)



                            JOINT FILING AGREEMENT



     In  accordance  with Rule  13d-1(k)(1)  promulgated  under  the  Securities
Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, PLN6.00 par value, of Netia Holdings S.A., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  February 14, 2000



GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS, L.P.                 GS ADVISORS, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1994, L.P.              BRIDGE STREET FUND 1994, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1994, L.L.C.

By:/s/ Roger S. Begelman
---------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


                               Page 13 of 21 pages

                                                                  Exhibit (99.2)



                              ITEM 7 INFORMATION



     The securities being reported on by the The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners,L.P. Stone Street Fund 1994, L.P. and Bridge Street Fund 1994, L.P., each a Delaware limited partnership (and collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.



                               Page 14 of 21 pages

                                                                  Exhibit (99.3)

                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President



                              Page 15 of 21 pages

                                                                  Exhibit (99.4)



                                POWER OF ATTORNEY


     This power of attorney will expire on May 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 7, 1999.


THE GOLDMAN SACHS GROUP, INC.



By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President and General Counsel



                              Page 16 of 21 pages

                                                                  Exhibit (99.5)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of Janaury 31, 2000.


GS CAPITAL PARTNERS, L.P.

By: GS Advisors, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 17 of 21 pages

                                                                  Exhibit (99.6)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 1, 2000.


GS ADVISORS, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 18 of 21 pages

                                                                  Exhibit (99.7)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1994, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET FUND 1994, L.P.

By: Stone Street 1994, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 19 of 21 pages

                                                                  Exhibit (99.8)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1994, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


BRIDGE STREET FUND 1994, L.P.

By: Stone Street 1994, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 20 of 21 pages

                                                                  Exhibit (99.9)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 1994, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET 1994, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 21 of 21 pages